SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (“Agreement”) is entered into as of July 27, 2014 (the “Effective Date”), by and between:

Cyclone Power Technologies, Inc., a Florida Corporation, having its offices located at 601 NE 26th Court, Pompano Beach, Florida 33064 (“Cyclone”); and

WHE Generation Corp. (f/k/a Cyclone-WHE LLC), a Delaware corporation having its offices located at 3590 Dolson Ct., Carroll, Ohio 43112 (“WHE GEN”) and a majority-owned subsidiary of Cyclone.

WHEREAS, Cyclone established WHE GEN as a subsidiary in 2010 to pursue business opportunities in the waste heat recovery (“WHR”) industry, and at such time, provided WHE GEN with an exclusive worldwide License Agreement to pursue such WHR opportunities;

WHEREAS, Cyclone has developed (and continues to develop) and patent several models of a heat-regenerative external combustion engine, which it has full rights and authority to license to third parties, including WHE GEN; and

WHEREAS, since 2010 WHE GEN has grown its team and further developed its business to also include stationary waste to power (“W2P”) applications (the WHR and W2P specifically being referred to in this Agreement as the “WHE GEN Business”); and

WHEREAS, WHE GEN desires to secure formal rights from Cyclone to utilize all intellectual property created by Cyclone (the “Technology”), including but not limited to the WHE Mark and S series engines (the “Cyclone Engines”) for use in its WHE GEN Business, which rights are set forth in an Amended and Restated License Agreement (the “Amended License”), to be executed concurrently with this Agreement; and

WHEREAS, the Board of Directors of Cyclone (the “Board”) seeks to raise capital to continue to fund research and development of the Technology and to advance its own business model of licensing the Technology to WHE GEN and to others companies in different fields including but not limited to: automotive, marine surface and undersea propulsion, off-road equipment and vehicles, and distributed and mobile/auxiliary power utilizing traditional or biofuels (collectively, the “Cyclone Business”); and

WHEREAS, the Board of Cyclone has determined that a series of transactions to fund and ultimately “spin-off” as a separate company its subsidiary WHE GEN, consistent with Cyclone’s long-term strategy, will have the following positive benefits for Cyclone and its shareholders:

1)

Monetizing its investment in WHE GEN, part of which can be sold to private investors to raise non-dilutive capital for Cyclone to repay debt and support operations;

2)

Distributing a portion of WHE GEN’s stock to Cyclone’s shareholders, subject to applicable law, to allow them diversify their portfolio risks and directly share in the potential future value appreciation of WHE GEN;

3)

Paying to Cyclone approximately $250,000 (inclusive of debt repayment to Cyclone’s creditors), and transferring to WHE GEN approximately $200,000 in current payables, $400,000 in future obligations, and an additional $250,000 in balance sheet liabilities as further detailed herein;

4)

Allowing WHE GEN the ability to grow as a self-supported company capable of further developing and commercializing some of the Cyclone Engines for which Cyclone will have contractual licensing rights to receive on-going royalty revenue; and

5)

Advancing the Technology through R&D that WHE GEN will fund, which may result in new intellectual property and patents being created that Cyclone will co-own and will be able to use on a royalty-free basis for the Other Applications.

WHEREAS, concurrently or shortly after the signing of this Agreement, WHE GEN will close the first $250,000 to $350,000 round (the “Seed Round”) of two rounds of funding from a group of investors (the “Funding Group”) who have the intention of providing WHE GEN with up to an additional $2 million in capital (the “Series A Round”), and as a condition to closing on the Seed Round, the Funding Group has required that an agreement between WHE GEN and Cyclone as set forth herein is completed.

WHEREAS, the Board of Directors of Cyclone has received a valuation report and fairness opinion from a certified expert opining as to the overall fairness from a financial prospective of the several WHE GEN financings and the terms of this Agreement and the other agreements contemplated herein.

NOW THEREFORE, for good and valuable consideration provided by and to each of the parties hereto, the parties hereby agree to be bound by the following terms, conditions, representations and warranties:

ARTICLE I

FINANCING STRUCTURE AND SUBSIDIARY CAPITALIZATION

Section 1.1

Financing of WHE GEN.  The parties hereto have engaged in meaningful arm’s length negotiations with the Funding Group with respect to the valuation and funding of WHE GEN. Based upon these negotiations and other market, a Fairness Opinion delivered to the Cyclone Board of Directors from a certified valuation expert, and other financial factors, Cyclone has authorized and the parties have set forth their intentions to pursue and complete the Seed Round and the Series A Round (collectively, the “WHE GEN Financings”) set forth in the Term Sheet signed between the Funding Group, Cyclone and WHE GEN as of June 27, 2014, with the terms attached to this Agreement as Exhibit 1.1(a).

(a)

The WHE GEN Financings are meant to provide immediate working capital to WHE GEN to continue its R&D and manufacturing efforts without interruption, as well as long term growth capital for WHE GEN. Additionally, certain proceeds from the WHE GEN Financings are meant to support Cyclone’s operations. The use of proceeds from the two rounds of financing are expected to be used by WHE GEN as set forth in Schedule 1.1 hereof.

(b)

The Seed Round is expected to close concurrently or shortly after the signing of this Agreement, in a minimum amount of $250,000 (the “Seed Closing”); however WHE GEN may continue to raise up to $350,000 in the Seed Round in the discretion of WHE GEN’s Board of Directors, provided it is fully closed prior to the commencement of the Series A Round. The Note Purchase Agreement and Convertible Promissory Note for the Seed Round are provided as Exhibit 1.1(b).

(c)

The Series A Round is expected to be closed on a “rolling” basis after the first $1,000,000 is closed. Funds will be held in escrow until such $1,000,000 is raised and then money will be delivered directly to WHE GEN as provided by the Funding Group and other investors.  The first of such rolling closings is referred to herein as the “First Series A Closing,” and will be in the minimum amount of $1,000,000. The closing of a minimum aggregate of $1,500,000 in the Series A Round is hereinafter referred to as the “Funding Closing Date”; provided however, WHE GEN may continue to raise up to $2,000,000 in the Series A Round after the Funding Closing Date.

(d)

Prior to the Funding Closing Date, WHE GEN’s management, as hereinafter defined, will require Cyclone’s reasonable approval to incur liabilities in excess of $20,000; and any new employee’s that are hired during this period, must have a 90 day probationary period or be otherwise terminable at will.

(e)

Upon the Seed Closing, WHE GEN will utilize the funds as materially set forth in Schedule 1.1(a).  As set forth in Schedule 1.1, funds from the Seed Round  will be used to retire the Senior Secured Note with TCA Master Credit Fund, including all fees related thereto. These funds will be paid directly from escrow, for which Cyclone will provide instructions to the Escrow Agent. Cyclone and WHE GEN will assure that all corresponding liens on Cyclone’s and WHE GEN’s assets are terminated as well as the financing, security and guaranty agreements between TCA, Cyclone and WHE GEN..

(f)

Upon the First Series A Closing, WHE GEN will pay to Cyclone a license and consulting fee of $175,000 (the “Cyclone Fee”). Cyclone may use these funds in its discretion.

Section 1.2

Conversion Round Financing:  Prior to or concurrently with the First Series A Closing, Cyclone will complete a separate offering (the “Conversion Round”) of no more than 2,210,400 shares of common stock of WHE GEN that Cyclone owns. The Conversion Round offering shall be completed at no less than $.27 per share of Common Stock of WHE GEN, with the exact terms (including possible issuance of Cyclone warrants with a forced conversion feature as a Unit) to be determined by Cyclone; provided, however that Cyclone must obtain prior written consent from WHE if Cyclone uses a Securities Purchase Agreement (“SPA”) that is not materially similar to the SPA used by WHE GEN in the Series A Round

Cyclone sale shall be limited to not more than 25 investors, and such transfer shall only be made to accredited investors in full compliance with applicable securities laws. Christopher Nelson will assist Cyclone in the placement of the Conversion Round, for which he will not receive any additional compensation. Without the parties reasonable approval to the contrary, the First Series A Closing may not occur until a Conversion Round of at least $500,000 is also completed and closed.  The WHE GEN shares held by Cyclone are governed by the terms and conditions, including transfer restrictions, found in the SPA substantially similar to the SPA used by WHE GEN for the Series A Round in the form attached hereto as Exhibit 1.2.

(b)

Funds from the Conversion Round will be used by Cyclone in its discretion; provided however, it is Cyclone’s intention to use at least a material portion of the Conversion Round funds to retire or redeem certain convertible notes and other debt owed by Cyclone.

Section 1.3

Capitalization Structure

(a)

The capitalization structure of WHE GEN following the Seed Round, Series A Round and Conversion Round will be substantially as set forth in Schedule 1.3 hereof.

(b)

Cyclone agrees to the inclusion in such capitalization structure of: (1) two Stock Option Plans exercisable into an aggregate of 4 million shares of common stock to compensate the new management of WHE GEN, and (2) up to 1 million shares of common stock to compensate other service providers and consultants. WHE GEN’s Board of Directors will issue such options and shares in its prudent discretion. Cyclone agrees that the compensation of management through stock option plans is an important component of attracting and retaining quality personnel to run WHE GEN, as well as to align their interests with the shareholders of WHE GEN, including Cyclone (and its shareholders) and the Funding Group.  The material terms of the employment agreements for management of WHE GEN, including but not limited to Christopher Nelson, are attached hereto on Schedule 2.2(a).

Section 1.4

Distribution

(a)

It is the intention of WHE GEN to file an S-1 Registration Statement (the “Registration Statement”) with the Securities Exchange Commission (“SEC”) to register the common stock of WHE GEN.  Included in such Registration Statement will be the remaining shares of common stock of WHE GEN held by Cyclone after the Conversion Round, but no less than 2,000,000 shares without the parties’ reasonable agreement otherwise (the “Distribution Shares”).  The exact timing and form of this filing will be subject to the sole and absolute discretion of WHE GEN, but it is currently expected to occur during the 4th fiscal quarter of 2014. WHE GEN is under no obligation to file the Registration Statement, and in its discretion, may choose to not file, or to pursue a different path to a going-public transaction, such as a reverse merger into another public entity.

(b)

Subject to Section 1.4(a) above, if WHE GEN does file a Registration Statement for the Distribution Shares, WHE GEN will give Cyclone notice thirty (30) days prior to filing its Registration Statement with the SEC. Upon receipt of such notice and subject to applicable law, Cyclone will commence the procedures set forth herein to effect a distribution of the

Distribution Shares (the “Distribution”) to the registered shareholders of Cyclone (the “Cyclone Shareholders”) in proportion to their Cyclone holdings as of the record date agreed to by the parties hereto (the “Record Date”), and as more fully set forth herein. WHE GEN and Cyclone will share equally the costs of such Distribution.

(c)

If WHE GEN files a Registration Statement for the Distribution Shares, WHE GEN shall cooperate with Cyclone in all respects to accomplish the Distribution and shall, at Cyclone’s direction, promptly take any and all actions necessary or desirable to effect the Distribution. Cyclone may select any distribution agent(s) and investment banker(s) in connection with the Distribution, as well as any financial printer and financial, legal, accounting and other advisors for the Distribution as it determines; provided, however, that nothing in this Agreement shall prohibit WHE GEN from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

Section 1.5

Actions Prior to the Distribution. In furtherance of consummating the Distribution, if WHE GEN elects to file a Registration Statement for the Distribution Shares, Cyclone and WHE GEN shall take the following actions:

(a)

Cyclone and WHE GEN shall prepare and Cyclone shall mail, prior to any Distribution Date, a prospectus related to the Registrations Statement (the “Prospectus”) to the Cyclone Shareholders. Cyclone and WHE GEN shall prepare, and WHE GEN shall, to the extent required by applicable law, file with the SEC any such documentation that Cyclone determines is necessary or desirable to effect the Distribution, and Cyclone and WHE GEN shall each use its commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Without limiting the foregoing, Cyclone and WHE GEN shall cooperate to respond to any oral or written comments issued by the SEC in connection with the foregoing on a timely basis.

(b) WHE GEN and Cyclone shall each use commercially reasonable efforts to take all necessary or desirable actions to the extent required under applicable state securities and blue sky laws in connection with the Distribution.

(c) WHE GEN shall prepare, file and use commercially reasonable efforts to make effective, an application for listing of the WHE GEN Common Stock to be distributed in the Distribution on the OTCQB, or such other trading market that it determines in its discretion, subject to official notice of issuance.

(d) If necessary, Cyclone shall enter into an agreement with a distribution agent (the “Distribution Agent”) in connection with the Distribution.

Section 1.6

Conditions to Distribution. If WHE GEN elects to file a Registration Statement for the Distribution Shares, and subject to the provisions of Section 1.4(d), the consummation of the Distribution will be subject to the satisfaction, or waiver by Cyclone in its sole and absolute discretion, of the following conditions:

(a)     The Securities and Exchange Commission has declared effective the WHE GEN Registration Statement, under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the SEC;

(b)

The WHE GEN Common Stock has been accepted for listing on the OTCQB or such other trading market, subject to official notice of issuance;

(c)

Unless waived by reasonable agreement of the parties, Cyclone has received the written opinion of its counsel to the effect that the Distribution will qualify as a tax-free transaction under Section 355 of the Internal Revenue Code, and that for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Cyclone upon the distribution of the WHE GEN Common Stock in the Distribution, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, the Cyclone Shareholders the receipt of shares of the WHE GEN Common Stock in the Distribution;

(d)

WHE GEN has received a written solvency opinion from a financial advisor regarding the effect of the Distribution and related transactions;

(e)

There is no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution, and no other event outside the control of Cyclone has occurred or failed to occur that prevents the consummation of the Distribution;

(f)

No other events or developments have occurred prior to the Distribution that, in the judgment of the board of directors of Cyclone, would result in the Distribution having a material adverse effect on Cyclone or the stockholders of Cyclone.

(g)

The Prospectus has been made available to the holders of Cyclone Common Stock as of the chosen Record Date.

Section 1.7

Certain Shareholder Matters.

(a)

If WHE GEN elects to file a Registration Statement for the Distribution Shares, on or prior to the Distribution Date, Cyclone shall deliver to the Distribution Agent, as applicable, for the benefit of the Cyclone Shareholders on the Record Date, the stock certificates, endorsed by Cyclone in blank, representing all of the outstanding Distribution Shares of WHE GEN Common Stock then owned by Cyclone, and Cyclone shall instruct the Distribution Agent to deliver to the WHE GEN Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the Cyclone Shareholders entitled to receive shares of WHE GEN Common Stock in connection with the Distribution. Cyclone shall instruct the Distribution Agent to distribute electronically on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of shares of WHE GEN Common Stock to each such holder or designated transferee(s) of such holder by way of direct registration in book-entry form, or in accordance with the practices and procedures of the Depository Trust Company, as appropriate. Cyclone shall cooperate, and shall instruct the Distribution Agent to cooperate, with WHE GEN and the WHE GEN Transfer Agent, and WHE GEN shall cooperate, and shall instruct the WHE GEN Transfer Agent to cooperate, with Cyclone and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance of the shares of WHE GEN Common Stock to be distributed to the Cyclone Shareholders in connection with the Distribution.

(b)

If WHE GEN elects to file a Registration Statement for the Distribution Shares, each Cyclone Shareholder on the Record Date (or such holder's designated transferee(s)) will be entitled to receive in the Distribution a number of whole shares of WHE GEN Common Stock at a rate determined by dividing the total issued and outstanding Cyclone Common Stock on a fully-diluted basis by the number of Distribution Shares of WHE GEN Common Stock at such time held and owned by Cyclone.

(c)

If WHE GEN elects to file a Registration Statement for the Distribution Shares, no fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution.

(d)

If WHE GEN elects to file a Registration Statement for the Distribution Shares, after the Record Date and until such time that the WHE GEN Common Stock is duly transferred in accordance with applicable law, WHE GEN will regard the Persons entitled to receive such WHE GEN Common Stock as record holders of WHE GEN Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons.  If WHE GEN elects to file a Registration Statement for the Distribution Shares, WHE GEN agrees that, subject to any transfers of such stock, (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of WHE GEN Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of WHE GEN Common Stock then held by such holder.

For avoidance of doubt and notwithstanding anything to the contrary, WHE GEN is under no obligation to file the Registration Statement for the Distribution Shares, or any registration statement, and in its discretion, may choose to not file, or to pursue a different path to a going-public transaction, such as a reverse merger into another public entity.

ARTICLE II

BOARD OF DIRECTORS AND LEADERSHIP

Section 2.1

Appointment to the WHE GEN Board. Upon execution of this Agreement, Cyclone, WHE GEN, the Funding Group and certain other key shareholders of WHE GEN shall sign a Voting Agreement in the form attached hereto as Exhibit 2.1, which shall set forth individuals to be named to the Board of Directors of WHE GEN and other relevant terms.   Should the Funding Closing Date not be completed by September 1, 2014, Cyclone may terminate the Voting Agreement.

Section 2.2

CEO of WHE GEN.

(a)

Cyclone reaffirms that Christopher Nelson has been appointed to serve as the Chief Executive Officer of WHE GEN, authorized with all powers customarily held by such executive position, except as may be limited under Section 1.1(d).  The material terms of Mr. Nelson’s employment agreement with WHE GEN are attached hereto as Exhibit 2.2(a).

(b)

Cyclone agrees that Mr. Nelson’s authority set forth above shall not be altered, diminished or terminated by Cyclone from the period of signing this Agreement until the Funding Closing Date. Cyclone, as majority shareholder of WHE GEN during this period, shall take no actions or fail to take any actions in contradiction to the terms and intentions of this Agreement. If the Funding Closing Date does not occur by September 30, 2014, the Board of Directors of WHE GEN as appointed by a majority vote of the WHE GEN shareholders at such time, may thereafter remove Mr. Nelson, diminish his powers, or take such other actions the Board after such date deems reasonable and appropriate for the future operations of WHE GEN.

(c)

Upon the signing of this Agreement, Mr. Nelson shall resign from his position as President of Cyclone.  All deferred salary due to Mr. Nelson at the time of resignation may be converted to common stock of Cyclone at the current market price or otherwise assigned to any third party reasonably agreeable to Mr. Nelson and Cyclone; and all Cyclone stock options held by Mr. Nelson shall immediately vest (if not already vested).

(d)

Mr. Nelson shall continue until December 31, 2014, to assist Cyclone in the filing of Cyclone’s 10-Qs, 8-Ks and other similar documents with the SEC, prepare and draft legal opinions for Rule 144 purposes, and participate in other investor relations activities, including editing press releases. Mr. Nelson will assist in other reasonable manners in transitioning information and knowledge of the business development, financing and legal aspects of Cyclone to his successor(s) within Cyclone, including coming to Cyclone’s office no more than one day per month at the reasonable request of Cyclone.  Mr. Nelson will not charge a fee for these services.  Regardless of these services, Mr. Nelson shall not be an officer, director or other insider or Affiliate of Cyclone as such term may be defined in the Securities Act of the SEC.

(e)

Cyclone hereby releases Mr. Nelson of all non-compete, non-solicitation, work product or other similar clauses in his Employment Agreement. Cyclone understands that such release is critical to allow Mr. Nelson to operate WHE GEN, and thereby maximize the value of WHE GEN shares held by Cyclone and its shareholders, as well as maximize the royalty revenue potential for Cyclone through the License Agreements.  Such release shall survive the termination of this Agreement; however it shall not provide Mr. Nelson or WHE GEN the right to violate or circumvent the intention of the License Agreements, and Mr. Nelson shall sign a standard Non-Disclosure Agreement with Cyclone covering the safe-keeping and non-disclosure to third-parties of Cyclone’s proprietary information and trade secrets.

Section 2.3

Other Employees and Directors.

(a)

Douglas Hutchinson has previously resigned from his position as Vice President of Cyclone, and is expected to be hired as COO of WHE GEN upon the closing of the Seed Round.  Cyclone acknowledges this action and hereby releases Mr. Hutchinson of all non-compete, non-solicitation, work product or other similar clauses in his Employment Agreement.

Cyclone understands that such release is critical to allow Mr. Hutchinson to perform his duties for WHE GEN, and thereby maximize the value of WHE GEN shares held by Cyclone and its shareholders, as well as maximize the royalty revenue potential for Cyclone through the License Agreements.  Such release shall survive the termination of this Agreement; however it shall not provide Mr. Hutchinson or WHE GEN the right to violate or circumvent the intention of the License Agreements, and Mr. Hutchinson shall sign a standard Non-Disclosure Agreement with Cyclone covering the safe-keeping and non-disclosure to third-parties of Cyclone’s proprietary information and trade secrets. Cyclone will seek to timely pay back salary owed to Mr. Hutchinson, as represented by a promissory note to be signed between the two parties, which shall not be a liability of WHE GEN.   The material terms of Mr. Hutchison’s employment agreement with WHE GEN are attached hereto as Exhibit 2.2(a).

(b)

Upon the signing of this Agreement, Mr. Mayersohn shall resign from the Board of Cyclone and all stock options held by him in Cyclone shall immediately vest (if not already vested).

(c)

Messrs. Nelson, Hutchinson and Mayersohn, as well as any other former employees of the Cyclone that hereinafter work for WHE GEN with Cyclone’s reasonable approval, shall be defined as the “WHE GEN Group”.

ARTICLE III

ASSET AND BALANCE SHEET ITEMS

Section 3.1 Transfers of Certain Other Assets and Liabilities.

(a)

Unless otherwise provided in this Agreement Cyclone shall assign, contribute, convey, transfer and deliver to WHE GEN as of the Effective Date all of the right, title and interest of Cyclone in and to all assets and business opportunities that relate solely to the WHE GEN Business, and WHE GEN shall assume and take transfer of all Liabilities to the extent associated with such assets. An exclusive list of the Assets, including all Material Contracts, and an exclusive list of all Liabilities, transferred to and assumed by WHE GEN are set forth in Schedule 3.1(a)

(b)

To the extent any assignment, contribution, conveyance, transfer, delivery or assumption of any asset or Liability is not effected in accordance with this Section 3.1 prior to the Funding Closing Date for any reason (including as a result of the failure of the parties to identify it as being required to be transferred pursuant to this Section 3.1), it shall be effected as promptly thereafter as practicable.

(c)

Upon the signing of this Agreement and the closing of the Seed Round, WHE GEN will assume the specific payables listed in Schedule 3.1(c), which Schedule 3.1(c) shall also list which payable shall be paid upon the closing of the Seed Round.

(d)

WHE GEN will assume Phoenix Power Group’ Technology License Agreement and the corresponding Deferred Revenue of approximately $250,000.

(e)

WHE GEN will receive the $10,000 escrow deposit from Clean Carbon in Australia.

(f)

WHE GEN will return to Cyclone a total of 3,000,000 shares of Cyclone Common Stock that WHE GEN holds in treasury.

(g)

Cyclone has prepared a balance sheet for WHE GEN as of March 31, 2014 (the “Initial Balance Sheet”), which is attached hereto as Schedule 3.1(g).

Section 3.2 Agreement Relating To Consents Necessary to Transfer Assets and Liabilities. The Parties will use their reasonable efforts to obtain the consent of any Third Party required in connection with the transfer or assignment pursuant to Section 3 of any such asset or any such claim or right or benefit arising thereunder and the assumption of any Liability associated therewith. Schedule 3.2 sets forth any such required consents.

Section 3.3  Intercompany Accounts. The parties shall settle prior upon the signing of this Agreement , all intercompany receivables, payables and other balances, in each case, that have arisen prior to the Effective Date between the Parties (“Intercompany Accounts”), by one or more cash payments in satisfaction of such amounts. Such Intercompany Accounts are set forth as part of Schedule 3.1(c).  From and after the Effective Date, the parties shall settle as promptly as practicable and in the manner set forth in the first sentence of this Section 3 any Intercompany Accounts that are not settled as of the Effective Date; provided that any claim by any member of either Group with respect to an Intercompany Account must be made in writing and be reasonably specific as to the applicable Intercompany Account and the amount thereof to the applicable member of the other Group within 90 days of the Funding Closing Date, and any Intercompany Account that is not settled, or that a claim in respect thereof is not made in compliance with Section 3, within such 90 day period shall be deemed waived and released in accordance with Section 6 without any further action by either party.

Section 3.4   Bank Accounts; Cash Balances.

(a)

The Parties agree to take all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Cyclone, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by WHE GEN, are de-linked from the Cyclone Accounts.

(b)

Upon the Effective Date, WHE GEN will establish its own bank account at a banking institution reasonably chosen by the management of WHE GEN (the “WHE GEN Account”), into which all proceeds from the Seed Round and the Series A Round, less any agreed closing costs and payments due to Cyclone, will be deposited. Cyclone will not have signing authority or access to that account. In the event that the Funding Closing Date is not completed by September 30, 2014, and this Agreement is terminated by Cyclone, the WHE GEN Account or any proceeds in that account, may be transferred to Cyclone in the discretion of the WHE GEN Board of Directors at such time.

Section 3.5   Novation of Liabilities. Each of Cyclone and WHE GEN, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other Liabilities of any nature whatsoever that constitute the other Party’s Liabilities, as expressly assigned hereunder, or to obtain in writing the unconditional release of all parties to such arrangements.

Section 3.6  Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under Applicable Laws and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement.

ARTICLE IV

LICENSE AGREEMENT AND TRADEMARKS

Section 4.1

License Agreements. Concurrent with the signing of this Agreement, Cyclone will enter into a worldwide exclusive amended and restated license agreement with WHE GEN for the Technology and Cyclone Engines in connection with WHR and W2P applications (the “Amended License”), in the form attached hereto as Exhibit 4.1(a). WHE GEN may file a UCC lien on Cyclone’s patents to secure its rights under the License Agreement, including its right of first refusal to acquire the patents in the instance Cyclone is bankrupt.

Section 4.2

Bankruptcy Provisions.

(a)

As part of the License Agreements, the parties have agreed that in the instance that Cyclone declares bankruptcy, is declared bankrupt, is placed into receivership, or otherwise liquidates (not in connection with a merger or acquisition), all co-owned Patents and patent Improvements (as defined in the License Agreements) shall automatically and immediately vest to WHE GEN, and shall thereafter be owned outright by WHE GEN. Cyclone understands that this provision is a material inducement for the Funding Group to provide Seed Round and A Round financing to WHE GEN.

(b)

In the instance that WHE GEN declares bankruptcy, is declared bankrupt, is placed into receivership, or otherwise liquidates (not in connection with a merger or acquisition), all co-owned Patents and patent Improvements shall automatically and immediately vest to Cyclone, and shall thereafter be owned outright by Cyclone. WHE GEN understands that this provision is a material inducement for Cyclone to provide the License.

(c)

If Cyclone undergoes (i) any bankruptcy or insolvency proceedings under any federal or state bankruptcy or insolvency code or similar law, whether voluntary or involuntary, is properly commenced by or against Cyclone; or (ii) becomes insolvent, is unable to pay debts as they come due or ceases to so pay, or makes an assignment for the benefit of creditors; or (iii)

a trustee or receiver is appointed for any or all of Cyclone’s assets, then: (a) the License Agreements will continue in full force and effect understanding that WHE GEN has paid good and valuable consideration for the rights thereunder as provided in the License Agreement and herein; and (b) should under any bankruptcy or receivership proceeding the Cyclone Technology and/or Patents be transferred or sold to a third party, then prior to such event occurring, WHE GEN shall have a 30-day right of first refusal to purchase outright such Cyclone Technology and Patents.

Section 4.3

Trademarks.  Cyclone hereby transfers to WHE GEN the issued trademarks for “WHE”, “WHE Generation” and “Generation WHE”.  Cyclone will file any required documentation with the US PTO to effect this transfer within 10 business days. WHE GEN will assume the legal and filing costs for this transfer.

ARTICLE V

ACCESS TO INFORMATION

Section 5.1

Restrictions on Disclosure of Information.

(a)

Generally. Subject to Section 5.2, without limiting any rights or obligations under any other existing or future agreement among the Parties and/or any other members of their respective group relating to confidentiality, for five (5) years after the Effective Date each Party shall, and shall cause its respective group members and their representatives to, hold in strict confidence, with a reasonable degree of care, all Confidential Information concerning the other group that is either in its possession or control as of the Effective Date.

(b)

Group Members / Affiliates.  As hereinafter used, “WHE GEN Group” shall have the meaning provide in Section 2.3; and “Cyclone Group” shall mean all officers and directors of Cyclone, or such other individuals who are employees of Cyclone who had knowledge of Confidential Information of WHE GEN.  “Affiliate” of any specified Person means any other Person directly or indirectly “controlling,” “controlled by,” or “under common control with” (within the meaning of the Securities Act), such specified Person. “Representatives” means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

(c)

Confidential Information” means all technology, business or operational information concerning a Party and/or its subsidiaries (including (i) patents and trade secrets relating to the technology of the other Party, (ii) earnings reports and forecasts, (iii) business and strategic plans, (iv) customers, partners, vendors and other similar parties, (v) litigation presentations and risk assessments, (vi) budgets, (vii) financing and credit-related information, (viii) specifications, ideas and concepts for products and services, (ix) quality assurance policies, procedures and specifications, (x) customer information, (xi) Software, (xii) training materials and information, and (xiii) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes) which, prior to or following the Effective Time, has been disclosed by a Party or its subsidiaries to the other Party or its subsidiaries, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its subsidiaries, (ii) lawfully acquired from other sources by such Party or its subsidiaries to which it was furnished or (iii) independently developed by such Party or its subsidiaries; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

(d)

Disclosure of Third Person Information. Cyclone and WHE GEN acknowledge that they and other members of the Cyclone Group or the WHE GEN Group, as the case may be, may have in their possession Confidential Information of third Persons that was received under confidentiality or non-disclosure agreement with such third Person while they were Affiliates. Cyclone and WHE GEN shall, and shall cause each of their respective Group members and their Representatives to, hold in strict confidence the Confidential Information of third Persons to which any member of the Cyclone Group or WHE GEN Group has access, in accordance with the terms of any such agreements.

Section 5.2

Legally Required Disclosure of Information.  If any Party or any of its respective Group members or Representatives becomes legally required to disclose any Confidential Information (the “Disclosing Party”), such Party shall promptly notify the Person that owns the Confidential Information (the “Owning Party”), and cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with Section 5.1. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy upon the written request of the Owning Party shall be paid by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with Section 5.1, the Disclosing Party shall (x) disclose only that portion of the Confidential Information which its legal counsel advises it is required to disclose, and (y) use commercially reasonable efforts to obtain assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information.

Section 5.3 Access to Information. For a period of 36 months from the Effective Date of this Agreement, each Party shall cooperate with, and shall cause its respective Group members and Representatives to cooperate with the other Parties reasonable access upon reasonable advance written request to all information (other than Information which is (w) protected from disclosure by attorney-client privilege or work product doctrine that is exclusive to that Party, (x) proprietary in nature to such Party, (y) the subject of a confidentiality agreement between such Party and a third Person which prohibits disclosure to the other Party, or (z) prohibited from disclosure under Applicable Law (collectively, the “Restricted Information”)) owned by such Party or one of its Group members or within such Party's or any of its respective Group member's or Representative's possession which is created prior to the Distribution Date (the “Possessor”) and which relates to the requesting Party's (the “Requestor”) business, assets or liabilities, and such access is reasonably required by the Requestor. Subject to such confidentiality and/or security obligations as the Possessor may reasonably deem necessary, the Requestor may have all requested information (other than Restricted Information) duplicated at Requestor's expense.

Section 5.4   Record Retention. WHE GEN and Cyclone on behalf of themselves and their respective Group members, agree to preserve and retain all information in its respective possession or control that any other Party has the right to access pursuant to Section 5.3 for a period of three (3) years from the Effective Date, and as may be required by (w) any government agency, (x) any Litigation Matter, including in accordance with legal holds, (y) Applicable Law, or (z) any Ancillary Agreement (as applicable, the “Retention Period”).

Section 5.5   Production of Witnesses. For no fewer than three (3) years after the Effective Date, each Party shall, and shall cause each of its respective Group members to, use commercially reasonable efforts to make available to each other, upon written request, its past and present Representatives as witnesses to the extent that any such Representatives may reasonably be required (giving consideration to the business demands upon such Representatives) in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved. In the event of any proceeding between the

Parties, this Section 5.5 is not intended to supersede or replace the applicable rules of procedure that would otherwise be applicable to such proceedings.

Section 5.6  Reimbursement. Unless otherwise provided in this Article 5, each Party providing access to information or witnesses to the other Parties pursuant to Sections 5.3, 5.4 or 5.5 will be entitled to receive from the receiving Party, upon the presentation of invoices therefor, payment for all reasonable, out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expenses) as may be reasonably incurred in providing such information or witnesses.

Section 5.7 Financial Statements and Accounting. Each of Cyclone and WHE GEN agrees to provide the assistance or access set forth in subsections (a), (b) and (c) of this Section 5.7 as follows: (i) in connection with the preparation and audit and dissemination of each of the Party's Annual Financial Statements and quarterly financial statements, the audit of each Party's internal control over financial reporting and management's assessment thereof and management's assessment of each Party's disclosure controls and procedures, if required; (ii) with the consent of the applicable Party (not to be unreasonably withheld or delayed) for reasonable business purposes; (iii) in the event that any Party changes its auditors within two years of the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 5.7 for a period of up to 180 days from such change; and (iv) from time to time following the Distribution Date, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Authority, such as in connection with responding to a comment letter from the SEC.

(a) Annual and Quarterly Financial Statements. Each such Party shall provide or provide access to the other Party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing and public dissemination of its Annual and Quarterly Financial Statements and for management's assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting. Without limiting the generality of the foregoing, each such Party shall provide all required financial and other information with respect to itself and members of its Group to the auditors of the other Party in a sufficient and reasonable time and in sufficient detail to permit the other Party’s auditors to take all steps and perform all reviews necessary in connection with such other Party's Annual and Quarterly Financial Statements.

(b) Access to Personnel and Records. Each Party shall authorize its respective auditors to make reasonably available to the other Party's auditors (such other Party's auditors, collectively, the “Other Party's Auditors”), to the extent reasonably available, the personnel who performed or are performing the annual audits of the other Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party's auditors' opinion date, so that the Other Party's Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party's auditors as it relates to the report of the Other Party's Auditors on the other Party's Annual Financial Statements, all within sufficient time to enable the other Party to meet its timetable for the printing, filing and public dissemination of its Annual Financial Statements.

(c) Annual Reports. Each Party shall deliver to the other, when available, a substantially final draft, of the first report to be filed with the SEC (or otherwise) that includes its respective Annual and Quarterly Financial Statements (in the form expected to be covered by the audit report of such Party's independent auditors) (such reports, collectively, the “Financial Reports”); provided, however, that each such Party may continue to revise its respective Financial Report prior to the filing thereof, which changes will be delivered to the other Party as soon as reasonably practicable; provided further, that each Party's personnel will consult with the other Party's personnel regarding any material changes which they may consider making to its respective Financial Report and related disclosures prior to the anticipated filing with the SEC, with particular focus on any changes which could reasonably be expected to have an effect upon the other Party's Annual or Quarterly Financial Statements or related disclosures.

Nothing in this Section 5.7 will require any Party to violate any agreement with any third Person regarding confidential information relating to that third Person or its business; provided, however, that in the event that a Party is required under this Section 5.7 to disclose any such confidential information, such Party shall use commercially reasonable efforts to seek to obtain such third Person's written consent to the disclosure of such information.

Section 5.8 Conflicts Waiver. The Parties acknowledge and recognize that each of Cyclone and WHE GEN has used certain outside counsel for advice and counseling and that each Party may continue to use such counsel after the Effective Date. Each Party expressly waives any claim of conflict as a result of either Party's prior use of such outside counsel and agrees that it will not assert after the Effective Date that any such counsel has a conflict that would preclude it from providing advice and counseling to any other Party; provided, however, that in the event of a threatened or actual conflict between Cyclone and WHE GEN after the Funding Closing Date, such waiver will not apply and the laws governing such conflicts of interest will apply.

Section 5.9 Privilege.

(a)

The Parties recognize that the members of their respective Groups possess information previously developed and legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal privilege (“Privilege”). The Parties recognize that, except as specified in this Section 5.9, each Party shall be entitled to the Privilege with respect to its privileged information and that each shall be entitled to maintain and use for its own benefit all such information, and both Parties shall ensure that such information is maintained so as to protect the Privilege to the fullest extent. With respect to matters relating to the Cyclone Business, Cyclone shall have sole authority in perpetuity to determine whether to assert or waive any or all of the Privilege, and WHE GEN shall not take any action (nor permit any of its Subsidiaries to take action) that could reveal Privileged Information of Cyclone without the prior written consent of Cyclone. With respect to matters solely relating to the WHE GEN Business, WHE GEN shall have sole authority in perpetuity to determine whether to assert or waive any or all of the Privilege, and Cyclone shall take no action (or permit any of its Subsidiaries to take action) that could reveal Privileged Information of WHE GEN without the prior written consent of WHE GEN. The rights and obligations created by this Section 5.9 will apply to all Confidential Information as to which the Parties or their respective Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the Distribution (“Privileged Information”), except that upon request of a government enforcement agency investigating Cyclone, WHE GEN, or any of their Subsidiaries, then Cyclone shall have the sole right to waive privilege regarding pre-Distribution Privileged Information, and the consent of WHE GEN or its Subsidiaries shall not be required, but Cyclone shall give advance written notice to WHE GEN or its Subsidiaries.

(b) Upon receipt by a Party of any subpoena, discovery or other request from any third Person that calls for the production or disclosure of Privileged Information of the other Party, the receiving Party shall promptly notify the other Party of the existence of the request to the extent permitted by law and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it may have under Section 5.2 or this Section 5.9 or otherwise to prevent the production or disclosure of Privileged Information.

Section 5.10  Public Announcements.

(a) Neither Party shall issue any release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that either Party shall be permitted to make any release or public announcement that in the opinion of its counsel it is required to make by law or the rules of any national securities exchange of which its securities are listed; provided further that it has made efforts that are reasonable in the circumstances to obtain the prior approval of the other Party.

(b)  The Parties will consult in good faith on any filings with any Governmental Authority or national securities exchange to the extent describing the Agreement or the transactions contemplated by it, including Cyclone’s Current Report on Form 8-K reporting the occurrence of the Agreement and the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Agreement is executed or the Funding Closing Date occurs, or if such quarter is the fourth fiscal quarter, the Parties' respective annual reports on Form 10-K filed with respect to the fiscal year.

(c) Nothing in this Section 5.10 or elsewhere in this Agreement will require any Party to prepare any report or file with the SEC any report, including Annual Financial Statements, that it would not otherwise be required to prepare or file.

ARTICLE VI

ADDITIONAL COVENANTS AND OTHER MATTERS

Section 6.1  Further Assurances. The Parties agree to execute, or cause to be executed by their appropriate Group members or Representatives, and deliver, as appropriate, such other agreements, instruments and documents as may be necessary or desirable in order to effect the transactions contemplated by this Agreement, including but not limited to the resignation by the officers and directors of Cyclone or any of its Affiliates from their positions as officers or directors of any of member of the Cyclone Group in which they serve.

Section 6.2  Performance. Cyclone shall cause to be performed all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Cyclone Group. WHE GEN shall cause to be performed all actions, agreements and obligations set forth in this Agreement to be performed by any member of the WHE GEN Group.

Section 6.3 Litigation Matters.

(a)

WHE GEN and Cyclone agree that each of them will control any suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person (a “Litigation Matter”) to which either of them is a party prior to the Effective Date and that the outside legal counsel currently retained in connection with such Litigation Matters may continue such representation.

(b)

As to Litigation Matters that are securities class actions or stockholder derivative claims or related actions filed or commenced before, on or after the Funding Closing Date and that involve only alleged pre-Funding Closing Date wrongful acts, Cyclone shall treat them as Indemnified Matters. Notwithstanding the foregoing, as to Litigation Matters that are securities class actions or stockholder derivative claims or related actions filed on or after the Funding Closing Date that (i) involve both alleged pre- and post- Funding Closing Date wrongful acts, Cyclone shall treat pre-Funding Closing Date as Indemnified Matters, and Cyclone and WHE GEN shall be responsible for their own liability as to that portion of any settlements, judgments, costs and expenses resulting from post-Funding Closing Date wrongful acts; and (ii) do not involve pre-Funding Closing Date wrongful acts, Cyclone will not indemnify WHE GEN and WHE GEN will not indemnify Cyclone.

(c)

In the event that any Litigation Matter is filed after the Effective Date against Cyclone or any member of the Cyclone Group to which WHE GEN or any member of the WHE GEN Group has any potential liability, Cyclone shall notify WHE GEN of such Litigation Matter and shall take commercially reasonable steps to protect the rights and interests of WHE GEN and members of the WHE GEN Group in connection with the Litigation Matter. In the event that any Litigation Matter is filed after the Funding Closing Date against WHE GEN or any member of the WHE GEN Group, to which Cyclone or any member of the Cyclone Group has any potential liability, WHE GEN shall notify Cyclone of such Litigation Matter and shall take commercially reasonable steps to protect the rights and interests of Cyclone and members of the Cyclone Group in connection with the Litigation Matter. In the event the interests of Cyclone and WHE GEN are in conflict with respect to any Litigation Matter, each may in its sole discretion take such actions as it deems necessary to protect its interests to the extent permitted by and not otherwise in conflict with this Agreement. If a Litigation Matter is commenced after the Funding Closing Date naming Cyclone and WHE GEN as defendants and one Party is a nominal defendant, the other Party shall use commercially reasonable efforts to have the nominal defendant removed from the Litigation Matter.

Section 6.5 Insurance and Indemnification Matters.

(a) Directors' and Officers' Insurance. Cyclone shall use its reasonable best efforts to provide insurance with respect to pre-Funding Closing Date wrongful acts to WHE GEN, and their respective directors and officers prior to the Funding Closing Date, with material terms and conditions no less favorable to WHE GEN and such directors and officers than is available to Cyclone and its respective directors and officers, for a period up until the Funding Closing Date. WHE GEN shall pay or reimburse Cyclone for all costs and expenses associated with this coverage in accordance with Cyclone's current practice. If Cyclone cannot reasonably include WHE GEN’s officers and directors on its policy without material changes to coverage, WHE GEN may get its own D&O policy.

WHE GEN covenants and agrees that it shall take appropriate steps to secure directors' and officers' insurance coverage for itself, its Subsidiaries and each of their respective directors and officers as soon as practical following the Funding Closing Date.  Nothing in this subparagraph will affect any coverage that is available for alleged wrongful acts that take place prior to the Funding Closing Date.

(b) Other Insurance. Except as set forth in Section 6.5(a), Cyclone shall , subject to insurance market conditions and other factors beyond Cyclone's reasonable control, maintain, for the protection of WHE GEN, with respect to occurrences prior to the Funding Closing Date, Policies that are currently maintained for Cyclone and its Covered Subsidiaries, or any replacement Policies, for occurrences the same period. WHE GEN shall promptly pay or reimburse Cyclone for all costs and expenses of any kind or nature, including retrospective premium charges associated with such insurance that are allocated by Cyclone to WHE GEN in accordance with Cyclone's current practice for the date after the Effective Date up to the Funding Closing Date.

(c) Notification of Changes. Cyclone agrees to provide WHE GEN not fewer than 10 days' advance written notice in the event it elects (or any of its insurers notifies Cyclone in writing of such insurer's election) to cancel or effect any non-administrative modification of the terms and conditions of any Cyclone Policies that provides coverage to WHE GEN, or any of their directors and officers, which notice will include the anticipated date of cancellation or a description of such modification, as applicable.

(d) Post Funding Closing Date. WHE GEN acknowledges and agrees that from and after the Funding Closing Date (i) no member of the Cyclone Group shall purchase or maintain, or cause to be purchased or maintained, any Policies for post-Funding Closing Date liabilities or obligations of WHE GEN, any member of the WHE GEN Group or any of their respective directors and officers, and (ii) the WHE GEN Group shall purchase insurance coverage sufficient to protect its interests.

(e) Director and Officer Indemnification. For a period of  six (6)years from the Funding Closing Date, the provisions of the amended and restated certificate of incorporation and amended and restated bylaws of Cyclone, to the extent providing for indemnification of persons who were officers, directors, employees, fiduciaries or agents immediately prior to the Funding

Closing Date, shall not be amended in any manner that would adversely affect the rights of persons who prior to the Funding Closing Date were directors, officers, employees, fiduciaries or agents of any member of the WHE GEN Group for acts or omissions occurring prior to the Funding Closing Date, unless such modification shall be required by, and then only to the minimum extent required by, Applicable Law.

Section 6.6 Conduct of WHE GEN Business between Effective Date and Funding Closing Date. From the Effective Date through the Funding Closing Date, Cyclone shall cause the WHE GEN Business to be conducted in accordance with all of WHE GEN's applicable policies and procedures, consistent with past practice.  Cyclone shall not take any action or faith to take any action, to cause WHE GEN not to be able to operate its business in the normal course and as contemplated in the Agreement.

Section 6.7 Mail Handling; Receivables and Payables.

(a)

To the extent that any member of the Cyclone Group receives any mail or packages relating to the WHE GEN Business, Cyclone shall, and shall cause the applicable member of the Cyclone Group to, promptly deliver such mail or packages to WHE GEN. After the Effective Date, to the extent that any member of the Cyclone Group receives cash or checks or drafts made payable to such member that properly belongs to the WHE GEN Business, Cyclone shall, and shall cause the applicable member of the Cyclone Group to, promptly forward such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, forward such cash to WHE GEN within five Business Days, or, if so requested by WHE GEN, endorse such checks or drafts to WHE GEN for collection.

(b)

To the extent that any member of the WHE GEN Group receives any mail or packages relating to the Cyclone Business, WHE GEN shall, and shall cause the applicable member of the WHE GEN Group to, promptly deliver such mail or packages to Cyclone. After the Effective Date, to the extent that any member of the WHE GEN Group receives cash or checks or drafts made payable to such member that properly belongs to any member of the Cyclone Group, WHE GEN shall, and shall cause the applicable member of the WHE GEN Group to, promptly forward such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, forward such cash to Cyclone within five Business Days, or, if so requested by Cyclone, endorse such checks or drafts to Cyclone for collection.

Section 6.9 Employee Matters.

(a)

Except as otherwise expressly provided herein, Cyclone shall assume and agree to pay, perform, fulfill and discharge, and WHE GEN shall have no responsibility for, all employment or service-related Liabilities with respect to (i) all current and former Cyclone Group employees (and their dependents and beneficiaries), and (ii) any individual who is, or was, an independent contractor, temporary employee, consultant of any member of the Cyclone Group.

(b)

Except as otherwise expressly provided herein, WHE GEN shall assume and agree to pay, perform, fulfill and discharge, and Cyclone shall have no responsibility for, all employment or service-related Liabilities with respect to (i) all current and former WHE GEN Group employees (and their dependents and beneficiaries), and (ii) any individual who is, or was, an independent contractor, temporary employee, consultant of any member of the WHE GEN Group.

ARTICLE VII

INDEMNIFICATION AND RELEASE

Section 7.1 Indemnification by WHE GEN Group. Effective on and after the Funding Closing Date, WHE GEN shall indemnify, defend and hold harmless Cyclone, each member of the Cyclone Group, each of their respective past and present officers, directors and employees, each of their respective successors and assigns, and, solely with respect to clause (c) below, each Person, if any, who controls any of the foregoing parties within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Cyclone Indemnified Parties”), from and against any and all Damages incurred or suffered by the Cyclone Indemnified Parties arising out of or in connection with the following:

(a) The conduct of the WHE GEN Business on and after the Seed Round Closing Date;

(b) Any breach by WHE GEN or any member of the WHE GEN Group of this Agreement; and

(c) Except as set forth in Section 7.2(c) below, any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof or the Prospectus or any supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.2 Indemnification by Cyclone Group. Effective on and after the Funding Closing Date, Cyclone shall indemnify, defend and hold harmless each member of the WHE GEN Group, each of their respective past and present officers, directors and employees, and each of their respective successors and assigns and, solely with respect to clause (c) below, each Person, if any, who controls any of the foregoing parties within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “WHE GEN Indemnified Parties”), from and against any and all Damages incurred or suffered by the WHE GEN Indemnified Parties arising out of or in connection with the following:

(a) The conduct of the Cyclone Business, whether such Damages arise or accrue prior to, on or following the Funding Closing Date;

(b) Any breach by Cyclone or any member of the Cyclone Group of this Agreement; and

(c) Any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof or the Prospectus or any supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, to the extent resulting from any statements or other information provided by Cyclone or any other member of the Cyclone Group for inclusion in the Registration Statement or the Prospectus.

Section 7.3 Claim Procedure.

(a)

Claim Notice. A Party that seeks indemnity under this Article 7 (an “Indemnified Party”) shall give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”), including whether the Damages sought arise from matters solely between the Parties or from Third Party Claims. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure.

(b)

Response to Notice of Claim. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party shall pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the Parties shall resort to the dispute resolution procedures set forth in Section 8.3.

(c)

Contested Claims. In the event that the Indemnifying Party disputes the Claim Notice, as soon as practicable but in no event later than ten (10) days after the receipt of the notice referenced in Section 7.3(b)(ii) hereof, the Parties shall begin the process to resolve the matter in accordance with the dispute resolution provisions of Section 8.3 hereof. Upon ultimate resolution thereof, the Parties shall take such actions as are reasonably necessary to comply with such terms of resolution.

(d)

Third Party Claims.

(i) In the event that the Indemnified Party receives written notice of the assertion by a Person who is not a member of either Group of any claim or the commencement of any Action (collectively, a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 7, the Indemnified Party shall give written notice to the Indemnifying Party of the Third-Party Claim. Such notification shall be given within ten (10) Business Days after receipt by the Indemnified Party of notice of such Third-Party Claim, provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Within twenty (20) calendar days after delivery of such written notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party shall control such defense.

(ii) The Party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third-Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement. The Party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(iii) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party shall not be required if (x) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (y) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Survival; Limitations.

(a) The rights and obligations of Cyclone, WHE GEN and each of their respective Indemnified Parties under this Agreement shall survive the sale, assignment or other transfer by (i) in the case of WHE GEN, any Assets or Liabilities of the WHE GEN Business, or (ii) in the case of Cyclone, any Assets or Liabilities of the Cyclone Business

(b) The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party from any third Person (including, without limitation, amounts actually recovered under insurance policies) with respect to such Damages. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant indemnifiable Damages. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Damages for which indemnification is provided in this Agreement after the full amount of such indemnifiable Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Damages and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Damages, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (x) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Damages plus the amount received from the third Person in respect thereof, less (y) the full amount of such indemnifiable Damages.

(c) The Indemnifying Party may at any time request that the Indemnified Party pursue insurance coverage from one or more insurers in connection with such Damages. If requested, the Indemnified Party shall cooperate in good faith with the Indemnifying Party and use its commercially reasonable efforts to pursue insurance coverage, including, if necessary, the filing of coverage litigation, after consultation with the Indemnifying Party and the Indemnifying Party has provided written consent as to the initiation of coverage litigation (which consent shall not be unreasonably withheld), all of which shall be at the Indemnifying Party's sole cost and expense. The Indemnifying Party shall pay directly or promptly reimburse the Indemnified Party for all such costs and expenses, as directed by the Indemnified Party. The Indemnified Party shall retain full and exclusive control of all such matters (including, without limitation, the settlement of underlying covered claims and/or coverage claims against insurers), and the Indemnified Party shall have the right to select counsel with the concurrence of Indemnifying Party, which concurrence shall not be withheld unreasonably. The proceeds of any insurance recovery (after deducting the insurance indemnity payment for the settlement or judgment for which coverage was sought, and any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party) shall be paid to the Indemnifying Party. At all times, the Indemnifying Party shall cooperate with the Indemnified Party's insurers and/or with the Indemnified Party in the pursuit of insurance coverage, as and when reasonably requested to do so by the Indemnified Party.

It is not the intent of this Section 7.4(c) to absolve the Indemnifying Party of any responsibility to the Indemnified Party for those Damages in connection with which the Indemnified Party actually secures insurance coverage, but to allocate the costs of pursuing such coverage to the Indemnifying Party and to provide the Indemnified Party with a full, interim indemnity from the Indemnifying Party until such time as the extent of insurance coverage is determined and is obtained. It is also not the intention of this Section 5.4 that the indemnity obligations of the Indemnifying Party hereunder should be viewed as “additional insurance” by any insurer.

Notwithstanding anything to the contrary in this Section 5.4(c), the Indemnified Party in its sole discretion may pursue insurance coverage for the benefit of Indemnifying Party before the Indemnifying Party has requested it to do so. In such event, the Indemnified Party may unilaterally take any steps it determines are necessary to preserve such insurance coverage, including, by way of example and not by way of limitation, tendering the defense of any claim or suit to an insurer or insurers of the Indemnified Party if the Indemnified Party concludes that such action may be required by the relevant insurance policy or policies. Any such actions by the Indemnified Party shall not relieve Indemnifying Party of any of its obligations to the Indemnified Party under this Agreement, including the Indemnifying Party's obligation to pay directly or reimburse the Indemnified Party for costs and expenses.

For purposes of this Section 7.4(c), the following will not be considered insurance that will be available to the Indemnifying Party: (i) any deductible payable by the Indemnified Party; (ii) any retention payable by the Indemnified Party; (iii) any co-insurance payable by the Indemnified Party; and (iv) any coverage that ultimately will be payable or reimbursable by the Indemnified Party through any arrangement, including but not limited to an insurance-fronting arrangement or fronted insurance policy. It is the intention of this Section 5.4(b) to make insurance available to the Indemnifying Party only in those instances in which there has been a final transfer of the risk to a solvent third-Party commercial insurer.

(d)

Notwithstanding the joint and several indemnification obligations of each Group as set forth in Sections 7.1 and 7.2, Cyclone and WHE GEN agree that the indemnification obligation of any Cyclone Group member or WHE GEN Group member, as applicable, for Damages shall be satisfied by a direct payment from Cyclone or WHE GEN, as applicable, to the other Party irrespective of which Group member is found liable for Damages.

Section 7.5 Contribution. If the indemnification provided for in this Article 7 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnified Party hereunder in respect of any Liability, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the parties intending that their respective contributions hereunder be as close as possible to the indemnification under Section 7.2 and Section 7.3. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 7.2 or Section 7.3, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

Section 7.6 Mutual Release of Pre-Funding Closing Date Claims.

(a)

Except as provided in Section 7.5(c), as of the Funding Closing Date, Cyclone does hereby, for itself and each other member of the Cyclone Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Funding Closing Date have been stockholders, directors, officers, agents or employees of any member of the Cyclone Group (in each case, in their respective capacities as such), release and forever discharge WHE GEN, each member of the WHE GEN Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the WHE GEN Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to Cyclone and each other member of the Cyclone Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Funding Closing Date have been stockholders, directors, officers, agents or employees of any member of the Cyclone Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Funding Closing Date, including in connection with the transactions contemplated by this Agreement and all other activities to implement the Distribution.

(b)

Except as provided in Section 7.5(c), as of the Funding Closing Date, WHE GEN does hereby, for itself and each other member of the WHE GEN Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Funding Closing Date have been stockholders, directors, officers, agents or employees of any member of the WHE GEN Group (in each case, in their respective capacities as such), release and forever discharge Cyclone, each member of the Cyclone Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the Cyclone Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to WHE GEN and each other member of the WHE GEN Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Funding Closing Date have been stockholders, directors, officers, agents or employees of any member of the WHE GEN Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Funding Closing Date, including in connection with the transactions contemplated by this Agreement and all other activities to implement the Distribution.

(c)

Nothing contained in Section 7.5(a) or (b) shall impair any right of any Person to enforce this Agreement, or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement. Without limiting the foregoing, nothing contained in Section 7.5(a) or (b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of that Group under, this Agreement or any Ancillary Agreement;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of Sections 7.1 through 7.4 and the applicable indemnification provisions of the Ancillary Agreements;

(iii)

(v) any indemnification obligation under such Person's articles of incorporation or bylaws, as limited under this Agreement; or

(vi) any Liability the release of which would result in the release of any third Person other than the Cyclone Indemnified Parties or the WHE GEN Indemnified Parties

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Agreement to Resolve Disputes. The procedures for discussion, negotiation and dispute resolution set forth in this Article 8 shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to or arise under or in connection with this Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Effective Date), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the Cyclone Group on the one hand and the WHE GEN Group on the other hand. Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article 8 shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as otherwise required by Applicable Law.

Section 8.2 Dispute Resolution; Mediation.

(a)

Either Party may commence the dispute resolution process of this Section 8.2 by giving the other Party written notice (a “Dispute Notice”) of any controversy, claim or dispute of whatever nature arising out of or relating to or in connection with this Agreement, or the breach, termination, enforceability or validity thereof (a “Dispute”) which has not been resolved in the normal course of business or as provided in the relevant Ancillary Agreement. The Parties shall attempt in good faith to resolve any Dispute by negotiation between executives of each Party (each a “Senior Party Representative”) who have authority to settle the Dispute and, unless discussions between the parties are already at a senior management level, who are at a higher level of management than the Persons who have direct responsibility for the administration of this Agreement or the relevant Ancillary Agreement. Within fifteen (15) days after delivery of the Dispute Notice, the receiving Party shall submit to the other a written response (the “Response”). The Dispute Notice and the Response shall include (i) a statement setting forth the position of the Party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such Party’s Senior Party Representative and any other Persons who will accompany the Senior Party Representative at the meeting at which the parties will attempt to settle the Dispute. Within thirty (30) days after the delivery of the Dispute Notice, the Senior Party Representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. The parties shall cooperate in good faith with respect to any reasonable requests for exchanges of Information regarding the Dispute or a Response thereto.

(b)

 If the Dispute has not been resolved within sixty (60) days after delivery of the Dispute Notice, or if the parties fail to meet within thirty (30) days after delivery of the Dispute Notice as hereinabove provided, the parties shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 8.2 before resorting to arbitration contemplated by Section 8.3 or any other dispute resolution procedure that may be agreed by the parties.

(c)

All negotiations, conferences and discussions pursuant to this Section 8.2 shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

(d)

Unless the parties agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator mutually selected by the parties.

(e)

Within thirty (30) days after the mediator has been selected as provided above, both parties and their respective attorneys shall meet with the mediator for one (1) mediation session, it being agreed that each Party representative attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either Party may give the other and the mediator a written notice declaring the mediation process at an end.

(f)

Costs of the mediation shall be borne equally by the parties involved in the matter, except that each Party shall be responsible for its own expenses.

(g)

Any Dispute regarding the following matters is not required to be negotiated or mediated prior to seeking relief from an arbitrator: (i) breach of any obligation of confidentiality or waiver of Privilege; and (ii) any other claim where interim relief is sought to prevent serious and irreparable injury to one of the parties. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such arbitration is pending.

Section 8.3 Arbitration.

(a)

Subject to Section 8.3(b), if for any reason a Dispute is not resolved within one hundred eighty (180) days from delivery of the Dispute Notice in accordance with the dispute resolution process described in Section 8.2, the parties agree that such Dispute shall be settled by binding arbitration before a single arbitrator under the auspices of the American Arbitration Association (“AAA”) in Broward County, Florida pursuant to the Commercial Rules of the AAA. The arbitrator selected to resolve the Dispute shall be bound exclusively by the laws of the State of Delaware without regard to its choice of law rules. Any decisions of award of the arbitrator will be final and binding upon the parties and may be entered as a judgment by the parties. Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by Applicable Law.

(b)

Costs of the arbitration shall be borne equally by the parties involved in the matter, except that each Party shall be responsible for its own expenses, except as otherwise determined by the arbitrator.

(c)

 The parties agree to comply and cause the members of their applicable Group to comply with any award made in any arbitration proceeding pursuant to this Section 8.3, and agree to enforcement of or entry of judgment upon such award in any court of competent jurisdiction, including any federal or state court located in Broward County, Florida or the State of Delaware. The arbitrator shall be entitled to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, that the arbitrator shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory monetary damages unless in connection with indemnification for a Third Party Claim, to the extent of such claim.

Section 8.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article 8 with respect to all matters not subject to such Dispute.

Section 8.5 Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE UNDER ANY CIRCUMSTANCES OR LEGAL THEORY FOR DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOOD WILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH LOSSES ARE FORESEEABLE; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOOD WILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, TO A PERSON WHO IS NOT A MEMBER OF ANY GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES FOR THE PURPOSES OF THIS AGREEMENT NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 6.5. THIS SECTION SURVIVES THE TERMINATION OR EXPIRATION OF THIS AGREEMENT

ARTICLE IX

REPRESENTAITONS AND WARRANTIES

Section 9.1   Representations and Warranties. Subject to any exceptions set forth in schedules attached hereto, Cyclone represents and warrants that:

(a)       Organization and Standing.  Cyclone is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted.  Cyclone is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction  in which the nature of the business conducted  or property owned by it makes such qualification  necessary  except  for  any  jurisdiction(s)  (alone  or  in  the  aggregate)  in  which  the  failure  to  be  so qualified will not have a Material Adverse Effect.  For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects, or financial condition of the Company and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of Cyclone to perform any of its obligations under this Agreement in any material respect.

(b)       Corporate Power.  Cyclone has all requisite legal and corporate power to enter into, execute and deliver this Agreement and the agreements contemplated hereunder (collectively, the “Transaction Documents”).  This Agreement, and, upon issuance, the Transaction Documents will be, valid and binding obligations of Cyclone, enforceable in accordance with their respective  terms,  except  as the same  may be limited  by bankruptcy,  insolvency,  moratorium,  and other  laws of general application affecting the enforcement of creditors’ rights.

(c)       Authorization.  All corporate and legal action on the part of Cyclone, its officers, directors and shareholders  necessary for the execution and delivery of the Transaction  Documents,   and  the  performance  of  Cyclone’s obligations  hereunder  and  under  the  other  Transaction Documents,  have been taken.

(d)       No Conflicts.      The  execution,  delivery  and  performance  by  Cyclone  of  its  obligations under this Agreement and the Transaction  Documents  will not: (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) Cyclone’s certificate of incorporation (the “Certificate”) or by-laws (”Bylaws”), or (B) any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which Cyclone is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over Cyclone, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of Cyclone or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject except, in the case of clauses  (ii) and (iii), for such violations,  breaches,  conflicts,  defaults  or other occurrences  which, individually or in the aggregate, would not have a Material Adverse Effect.

(e)        No Approvals. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Cyclone is required in connection with the valid execution and delivery of this Agreement and the Transaction Documents.

(f)      No Undisclosed Events or Circumstances.  No event or circumstance  has occurred or exists with respect  to Cyclone  or its businesses,  properties,  prospects,

operations  or financial  condition,  which,  under applicable law, rule or regulation, requires public disclosure or announcement  by Cyclone but which has not been so publicly announced or disclosed.

(g)      Title to Assets.  Cyclone has good and valid title to all of its real and personal property, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except as otherwise set forth on Schedule 3.1(c) and 3.2.  Any leases of Cyclone are valid and subsisting and in full force and effect.  Schedule 3.1(a) lists all material intellectual property of Cyclone (“Cyclone IP”), whether owned, licensed or deemed to be licensed by such person.  Cyclone owns and possesses all right, title and interest in and to, or possesses the valid right to use, all of such Cyclone IP free and clear of any liens, liens, security interests or other encumbrances.  Cyclone has not received any notice of infringement or misappropriation from any third party with respect to any Cyclone IP.  To Cyclone’s knowledge, the use by WHE GEN of any Cyclone IP does not violate, infringe or misappropriate any intellectual property rights of any third party, and to Cyclone’s knowledge no third party is infringing or misappropriating any of the Cyclone IP.

(h)      Actions Pending.   There  is  no  action,  suit,  claim,  investigation,  arbitration,  alternate  dispute resolution  proceeding  or other proceeding  pending  or, to the knowledge  of Cyclone,  threatened  against  Cyclone which questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.  There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of Cyclone, threatened against or involving Cyclone or any of its properties or assets.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against Cyclone or any officers or directors of Cyclone.

(i)      Compliance with Law.  The business of Cyclone has been and, to the best of Cyclone’s knowledge  is, presently  being conducted  in accordance  with all applicable federal,  state and local governmental laws, rules, regulations and ordinances, except where, individually or in the aggregate, the noncompliance therewith could not reasonably be expected  to have a Material  Adverse  Effect.  Cyclone  has all franchises,  permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other  governmental  or  regulatory authorizations  and  approvals,  individually  or  in  the  aggregate,  could  not reasonably be expected to have a Material Adverse Effect.

(j)      Taxes.  Cyclone  has accurately  prepared  and filed all federal,  state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional  assessments,  and  adequate  provisions  have  been  and  are  reflected  in  the  financial  statements  of  Cyclone for all current taxes and other charges to which Cyclone is subject and which are not currently due and payable.  None of the federal income tax returns of Cyclone have been audited by the Internal Revenue Service.  Cyclone  has no knowledge  of any additional  assessments,  adjustments or contingent  tax liability (whether  federal or state) of any nature whatsoever,  whether pending or threatened  against the Company  for any period, nor of any basis for any such assessment, adjustment or contingency.

(k)     Disclosure.  To Cyclone’s knowledge, neither the representations and warranties contained in this Article 9 or the schedules hereto nor any other documents, certificates or instruments furnished by or on behalf of Cyclone in connection  with the transactions  contemplated  by this Agreement  contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

(l)      Books and Records; Internal Accounting Controls.  The records and documents of Cyclone accurately reflect in all material respects the information relating to the business of Cyclone, the location of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of Cyclone.  Cyclone maintains a system of internal accounting controls sufficient, in the judgment of Cyclone’s board of directors,  to  provide  reasonable  assurance  that  (i)  transactions  are  executed  in  accordance  with  management’s general  or  specific  authorizations,  (ii)  transactions  are  recorded  as  necessary  to  permit  preparation  of  financial statements  in conformity  with generally  accepted accounting  principles  and to maintain  asset accountability,  (iii) access to assets is permitted only in accordance  with management’s  general or specific authorization  and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(m)

Contracts.   Schedule 3.1(a) contains a true, correct and complete list of all Contacts (defined below) and all amendments and supplements thereto which are being transfered to and assumed by WHE GEN.  True, correct and complete copies of all such Contracts have been delivered to WHE GEN.  Each Contract is in full force and effect and is valid, binding and enforceable against Cyclone, and upon transfer against WHE GEN, to Cyclone’s knowledge, each other person or party that is signatory thereto in accordance with its terms. No Contract is in material breach or default of the terms of such Contract.  There does not exist any event that, with the giving of notice or the passage of time or both, would constitute a material breach or default by Cyclone or, to Cyclone’s knowledge, any other signatory under any Contract.  To Cyclone’s Knowledge, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any lien affecting Cyclone or WHE GEN or its assets.  “Contract” means any agreement, contract, lease, consensual obligation, promissory note, evidence of indebtedness, purchase order, letter of credit, license, promise or undertaking of any nature (whether written or oral and whether express or implied).

ARTICLE X

TERMINATION

If the Funding Closing Date does not occur by September 30, 2014, which date may be extended by reasonable mutual agreement of the Parties for up to 30 days if at least $1,000,000 has been closed in the Series A Round by September 30, 2014, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Cyclone Board of Directors without the approval of any Person, including WHE GEN, in which case no Party will have any liability of any kind to any other Party by reason of this Agreement. Regardless of termination by Cyclone, the terms and provisions of Articles IV, V, VI, VII, VIII, IX and XI shall survive. After the Funding Closing Date, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Survival. All covenants, agreements, representations and warranties of the Parties contained in this Agreement shall survive the Funding Closing Date and the Distribution.

Section 11.2 Governing Law. The internal laws of the State of Florida (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and, unless expressly provided therein, and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 11.3 Jurisdiction. Subject to the provisions of Article 6, each of the Parties irrevocably submits to the jurisdiction of the federal and state courts located in Broward County, Florida and/or the State of Delaware for the purposes of any suit, Action or other proceeding to compel arbitration, for the enforcement of any arbitration award or for specific performance or other equitable relief pursuant to Section 11.4. Each of the Parties further agrees that service of process, summons or other document by U.S. registered mail to such Parties address as provided in Section 10.6 shall be effective service of process for any Action, suit or other proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 11.3. Each of the Parties irrevocably waives any objection to venue in the federal and state courts located in Broward County, Florida and the State of Delaware of any Action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby or thereby for which it has submitted to jurisdiction pursuant to this Section 11.3, and waives any claim that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties shall cause each other member of their respective Group to comply with the provision of this Section 11.3.

Section 11.4 Specific Performance. The Parties agree that the remedy at law for any breach of this Agreement may be inadequate, and that any Party by whom this Agreement is enforceable shall be entitled to seek temporary, preliminary or permanent injunctive or other equitable relief with respect to the specific enforcement or performance of this Agreement. Such

Party may, in its sole discretion, apply to a court of competent jurisdiction for such injunctive or other equitable relief as such court may deem just and proper in order to enforce this Agreement as between Cyclone and WHE GEN, or the members of their respective Groups, or prevent any violation hereof, and, to the extent permitted by Applicable Law, each Party waives any objection to the imposition of such relief.

Section 11.5 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT. Each of the Parties shall cause each other member of their respective Group to comply with the provision of this Section 10.5.

Section 11.6 Notices. Each Party giving any notice required or permitted under this Agreement or any Ancillary Agreement will give the notice in writing and use one of the following methods of delivery to the Party to be notified, at the address set forth below or another address of which the sending Party has been notified in accordance with this Section 11.6 as follows: (w) personal delivery; (x) facsimile or telecopy transmission with a reasonable method of confirming transmission; (y) commercial overnight courier with a reasonable method of confirming delivery; or (z) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a Party is effective for purposes of this Agreement or any Ancillary Agreement only if given as provided in this Section 8.6 and will be deemed given on the date that the intended addressee actually receives the notice.

If to Cyclone:

601 NE 26th Ct

Pompano Beach, FL 33068

Attn: Chief Operating Officer

If to WHE GEN:

3590 Dolson Ct.

Carroll, Ohio 43112

Attn: CEO

Section 11.7 Binding Effect and Assignment. This Agreement bind and benefit the Parties and their respective successors and assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other Parties which consent may be withheld in such other Party's sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void.

Section 11.8 Third Party Beneficiaries. Except for (x) the indemnification rights under this Agreement of any Cyclone Indemnified Party or any WHE GEN Indemnified Party in their respective capacities as such under Article 7 and for the release under Section 7.7 of any Person provided therein and (y) the rights to insurance of WHE GEN officers and directors under

Section 6.5: (i) the provisions of this Agreement are solely for the benefit of the parties and their respective successors and permitted assigns, and are not intended to confer upon any Person, except the parties and their respective successors and permitted assigns, any rights or remedies hereunder; (ii) there are no third party beneficiaries of this Agreement; and (iii) this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 11.9 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement, as the case may be, will remain in full force, if the essential terms and conditions of this Agreement, as the case may be, for each Party remain valid, binding and enforceable.

Section 11.10 Entire Agreement. This Agreement, together with each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the Parties, and is the complete and exclusive statement of the Parties' agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements among the Parties with respect to the matters contained herein and therein are superseded by this Agreement.

Section 11.11 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. The signatures of the Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party's signature is as effective as signing and delivering the counterpart in person.

Section 11.12 Amendment. This Agreement may be amended, supplemented, modified or abandoned only by a written agreement signed by each Party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 11.13 Waiver. The Parties may waive a provision of this Agreement only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party's favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party's rights and remedies in this Agreement is not intended to be exclusive, and a Party's rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 11.14 Authority. Each Party represents to the other Parties that (w) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement,  (x) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other action, (y) it has duly and validly executed and delivered this Agreement, and (z) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

Section 11.15 Construction of Agreement.

(a) Where this Agreement states that a Party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement.

(b) The captions, titles and headings, and table of contents, included in this Agreement are for convenience only, and do not affect this Agreement's construction or interpretation. When a reference is made in this Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(d) Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate. For purposes of this Agreement, after the Effective Date, the WHE GEN Business will be deemed to be the business of WHE GEN and the WHE GEN Group, and all references made in this Agreement to WHE GEN as a Party which operates as of a time following the Effective Date, will be deemed to refer to all members of the WHE GEN Group as a single Party where appropriate.

(e) This Agreement is not to be construed for or against any Party based on which Party drafted any of the provisions of this Agreement. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any Party because that Party or its attorney drafted the provision.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties have caused this Separation Agreement to be executed by their duly authorized officers on the respective dates hereinafter set forth.

CYCLONE POWER TECHNOLOGIES, INC.

By: /s/ Frankie Fruge

Frankie Fruge, President and Director

Date: July 27, 2014

WHE GENERATION CORP.

By: /s/ Christopher Nelson

Christopher Nelson, CEO

(Individually with respect to Section 2.2)

Date: July 27, 2014

SCHEDULE 1.1

USE OF PROCEEDS

Attached separately

SCHEDULE 1.3

CAPITALIZATION STRUCTURE

Attached separately

SCHEDULE 2.2(a)

MATERIAL TERMS OF EMPLOYMENT AGREEMENTS

Attached separately

SCHEDULE 3.1(a)

TRANSFERRED ASSETS & LICENSED IP

Inventory inclusive of WHE engine materials, components, etc. (approx. $76,000)

Trademarks: WHE, WHE Generation, Generation WHE

IP and testing equipment developed in connection with the Company’s agreement with Ohio State University’s Center for Automotive Research (OSU/CAR)

Amended and Restated License Agreement with Phoenix Power Group, and accompanying Purchase Order

Such other agreements, opportunities, contacts and other miscellaneous items that pertain to the WHE GEN Business as reasonably agreed by Cyclone and WHE GEN

Amended and Restated License Agreement between the Company and Cyclone covering the following Patents (inclusive of future patents and current and future trade secrets):

US Patents

Waste Heat Engine (US Patent No. 7,992,386)

 Heat Regenerative Engine (US Patent No. 7,080,512 B2)

Heat Regenerative Engine (Continuation) (US Patent No. 7,856,822 B2)

Steam Generator in a Heat Regenerative Engine (US Patent No. 7,407,382)

Engine Reversing and Timing Control Mechanism (US Patent No. 7,784,280 B2)

Centrifugal Condenser (US Patent No. 7,798,204 B2)

Valve Controlled Throttle Mechanism (US Patent No. 7,730,873 B2)

Pre-Heater Coil in a Heat Regenerative Engine (US Patent No 7,856,823 B2)

Spider Bearing (US Patent No. 7,900,454)

International Patents on WHE and Heat Regenerative Engine
European Union (10)	Australia	South Africa	Canada
Russia	China	Korea	Indonesia
Mexico	Japan	India	Brazil

SCHEDULE 3.1(c)

ASSUMED PAYABLES AND LIABILITIES

Attached separately

SCHEDULE 3.1(g)

WHE GEN BALANCE SHEET

Attached separately

SCHEDULE 3.2

CONSENTS

Cyclone has a Senior Secured Debenture (the “Debenture”) with TCA Global Credit Master Fund L.P. (“TCA”), effective as of September 1, 2013 and maturing on September 1, 2014.  The current amount due on the Debenture inclusive of interest is approximately $190,000.  The assets of the Company are secured by a lien in the favor of TCA.

As a condition to closing of this Agreement and the funding provided under the Seed Round, Cyclone will pay-off in full the TCA debt and receive a lien and funding agreement termination with TCA in a form satisfactory to the Lenders.  $75,000 of the funds received by WHE GEN in the Seed Round will be used towards that pay-off.

EXHIBIT 1.1

FINANCING TERM SHEET

Attached separately

EXHIBIT 1.1(B)

NOTE PURCHASE AGREEMENT AND CONVERTIBLE NOTE

Attached separately

EXHIBIT 1.2

FORM SECURITIES PURCHASE AGREEMENT

Attached separately

EXHIBIT 2.1

VOTING AGREEMENT

Attached separately]